Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hudson Highland Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-119563) and Form S-8 (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006, 333-126915, 333-161170, and 333-161171) of Hudson Highland Group, Inc. (the “Company”) of our report dated March 6, 2008, except for Note 3 as to which the date is December 9, 2009, relating to the consolidated financial statements for the years ended December 31, 2007 and 2006 which appear in this Current Report on Form 8-K.

/s/ BDO Seidman, LLP

New York, New York
December 9, 2009